       As filed with the Securities and Exchange Commission on July 17, 2001
                                                   Registration No. 333-________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  ___________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ___________

                      ADELPHIA COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

           Delaware                                  4841                            23-2417713
(State or other jurisdiction of          (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)            Classification Code Number)           Identification No.)

                             One North Main Street
                        Coudersport, Pennsylvania 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ___________

                           Colin H. Higgin, Esquire
                            Deputy General Counsel
                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ___________

                Please Address a Copy of All Communications to:

                      Carl E. Rothenberger, Jr., Esquire
                  Buchanan Ingersoll Professional Corporation
                         21st Floor, 301 Grant Street
                        Pittsburgh, Pennsylvania 15219
                                (412) 562-8826
                                  ___________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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
                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                              Proposed            Proposed
                                                                              maximum              maximum         Amount of
             Title of each class of                       Amount to        offering price         aggregate       Registration
          Securities to be registered                   be registered      per share (1)     offering price (1)       fee
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share          9,500,000 shares    $40.52           $384,940,000           $96,235
====================================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share information is based upon the average of the high and low sale prices of Adelphia Communications Corporation Class A Common Stock, $.01 par value per share, reported on the Nasdaq National Market System on July 11, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      Subject to Completion July 17, 2001


                               9,500,000 Shares

                      ADELPHIA COMMUNICATIONS CORPORATION

                             Class A Common Stock

  The stockholders of Adelphia Communications Corporation as described under the caption "Selling Stockholders" on page 11 of this prospectus are offering and selling up to 9,500,000 shares of our Class A common stock under this prospectus.

  Our Class A common stock is listed on the Nasdaq National Market. Our Class A common stock's ticker symbol is "ADLAC." On July 16, 2001, the closing sale price on the Nasdaq National Market of a single share of Class A common stock was $40.84.

  Our common stock also includes Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock. However, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

                               __________________

  You should carefully review "Risk Factors" beginning on page 3 for a discussion of things you should consider when investing in our Class A common stock.

  Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              __________________

               The date of this prospectus is ______ ___, 2001.

  The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

                               TABLE OF CONTENTS

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                                                                          Page
                                                                          ----
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Adelphia...............................................................     2

Risk Factors...........................................................     3

Dilution...............................................................    11

Use of Proceeds........................................................    11

Selling Stockholders...................................................    11

Plan of Distribution...................................................    13

Where You Can Find More Information....................................    15

Experts................................................................    16

     This summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    ADELPHIA

     Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the sixth largest cable television operator in the United States. Through our subsidiary Adelphia Business Solutions, Inc., we own and operate a leading national provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

     Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 9.5 million homes and served approximately 5.8 million basic subscribers as of March 31, 2001, after giving effect to pending cable system acquisitions. Our core cable systems are organized into six clusters: Los Angeles, PONY (Western Pennsylvania, Ohio and New York), New England, Florida, Virginia and Colorado Springs. Approximately 45% of our basic subscribers are located in our Los Angeles and PONY clusters and approximately 82% of our basic subscribers are located in our six core clusters.

     Adelphia Business Solutions provides its customers with alternatives to the incumbent local telephone company for local and long distance voice services, high-speed data and Internet services. Adelphia Business Solutions' telephone operations are referred to as being facilities based, which means it generally owns or has long-term leases for the local telecommunications networks and facilities it uses to deliver these services. Adelphia Business Solutions served 75 markets and had 309 central office collocations as of March 31, 2001. Adelphia Business Solutions' Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

     For recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.

     Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.


                                 RISK FACTORS

     Before you invest in our Class A common stock, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference in this prospectus before you decide to purchase shares of Adelphia Class A common stock.

High Level Of Indebtedness

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
     As of March 31, 2001, we     Adelphia has a substantial amount of debt. We borrowed this money to
owed approximately $13.7          purchase and to expand our cable systems and other operations and, to a
billion. Our high level of        lesser extent, for investments and loans to our subsidiaries and other
indebtedness can have             affiliates. At March 31, 2001, our indebtedness totaled approximately $13.7
important adverse                 billion. This included approximately:
consequences to us and to
you.
                                  .     $4.3 billion of Adelphia Parent Company public debt;

                                  .     $852.1 million of public debt owed by our subsidiary, Adelphia Business
                                        Solutions;

                                  .     $1.8 billion of public debt owed by our subsidiary, Arahova Communications,
                                        Inc.;

                                  .     $531.2 million of public debt owed by our subsidiary, FrontierVision
                                        Partners, L.P.;

                                  .     $202.9 million of public debt owed by our subsidiary, Olympus
                                        Communications, L.P.; and

                                  .     $6.0 billion of other debt owed by our subsidiaries to banks, other financial institutions and other persons.

     Debt service consumes a      Our high level of indebtedness can have important adverse consequences to
substantial portion of the        us and to you. It requires that we spend a substantial portion of the cash
cash we generate. This            we get from our business to repay the principal and interest on these
could affect our ability to       debts. Otherwise, we could use these funds for general corporate purposes
invest in our business in         or for capital improvements. Our ability to obtain new loans for working
the future as well as to          capital, capital expenditures, acquisitions or capital improvements may be
react to changes in our           limited by our current level of debt. In addition, having such a high level
industry or economic              of debt could limit our ability to react to changes in our industry and to
downturns.                        economic conditions generally. In addition to our debt, at March 31, 2001, the Adelphia Parent Company had approximately $148.6 million and Adelphia
                                  Business Solutions had approximately $306.9 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

     Approximately 44% of our     Our debt comes due at various times through the year 2017, including an
debt outstanding at March         aggregate of approximately $5.9 billion as of March 31, 2001, which matures
31, 2001 matures on or            on or before December 31, 2005.
before December 31, 2005
and all of it matures prior
to December 31, 2017.

Our Business Requires             Our business requires substantial additional financing on a continuing
Substantial Additional            basis for capital expenditures and other purposes including:
Financing And If We Do Not
Obtain That Financing We May      .     constructing and upgrading our plant and networks--some of these upgrades
Not Be Able To Upgrade Our              we must make to comply with the requirements of local cable franchise
Plant, Offer Services, Make             authorities;
Payments When Due Or Refinance
Existing Debt                     .     offering new services;

                                  .     scheduled principal and interest payments;

                                  .     refinancing existing debt; and

                                  .     acquisitions and investments.

                                  There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing


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
                                  needs.

We Have Had Large Losses And We   Our Total Convertible Preferred Stock, Common Stock and Other Stockholders'
Expect This To Continue           Equity at March 31, 2001 was approximately $5.2 billion.

                                  Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible Preferred Stock, Common Stock and Other
                                  Stockholders' Equity. Our recent net (losses) income applicable to our common stockholders were approximately as follows for the periods specified:

                                  .     nine months ended December 31, 1998--$(114.5) million;
                                  .     fiscal year ended December 31, 1999--$(282.7) million;
                                  .     fiscal year ended December 31, 2000--$(602.5) million; and
                                  .     three months ended March 31, 2001--$137.1 million.

                                  We expect to continue to incur large net losses for the next several years.
                                  Net income for the three months ended March 31, 2001 includes a substantial non-cash gain on a cable systems swap.

     Historically our earnings    For the nine months ended December 31, 1998 and the years ended December
have been insufficient to         31, 1999 and 2000, our earnings from continuing operations could not pay
pay for our fixed charges         for our combined fixed charges and preferred stock dividends as set forth
and preferred stock               in the table below, although combined fixed charges and preferred stock
dividends.                        dividends included substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business Solutions' preferred stock dividends:

                                                                                          Earnings       Non-Cash
                                                                                         Deficiency       Charges
                                                                                        ------------    -----------
                                                                                               (in thousands)
                                  .     nine months ended December 31, 1998               $ 95,595       $  186,173
                                  .     fiscal year ended December 31, 1999               $281,975       $  455,266
                                  .     fiscal year ended December 31, 2000               $916,103       $1,053,900


                                  For the three months ended March 31, 2001, our ratio of earnings to combined fixed charges and preferred stock dividends was 1.68 to 1.00, however our earnings included a substantial non-cash gain on a cable systems swap.

     If we cannot refinance our   Historically, the cash we generate from our operating activities and
debt or obtain new loans, we      borrowings has been sufficient to meet our requirements for debt service,
would likely have to              working capital, capital expenditures and investments in and advances to
consider various financing        our affiliates, and we have depended on additional borrowings to meet our
options. We cannot guarantee      liquidity requirements. Although in the past we have been able both to
that any options available        refinance our debt and to obtain new debt, there can be no guarantee that
to us would enable us to          we will be able to continue to do so in the future or that the cost to us
repay our debt in full.           or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these circumstances, we may need to consider various financing options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

Competition                       The telecommunications services provided by Adelphia are subject to strong competition and potential competition from various sources.


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
     Our cable television               Our cable television systems compete with other means of distributing video
business is subject to                  to home televisions such as Direct Broadcast Satellite systems, commonly
strong competition from                 known as DBS systems. Some local telephone companies have expressed an
several sources which could             interest in entering the video-to-home business.
adversely affect revenue or
revenue growth.
                                        In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas and overbuild our systems. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                                        Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

                                        Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services, xDSL, that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities and other terrestrial based wireless operators, or MultiChannel Multipoint Distribution Systems, commonly known as MMDS, are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service
                                        Providers commonly known as ISPs, in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet.
                                        Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

    We depend on third party equipment  We depend on vendors to supply our cable and telephone related electronic equipment,
and software suppliers. If we are       such as the set-top converter boxes for analog and digital cable services. This
unable to procure the necessary         equipment is available from a limited number of suppliers. For example we typically
equipment, our ability to offer         purchase set-top converter boxes under purchase orders placed from time to time and do
our services could be impaired.         not carry significant inventories of set-top converter boxes. If demand for set-top
This could adversely affect our         converter boxes exceeds our supply or inventories and we are unable to obtain required
growth, financial condition and         set-top converter boxes on a timely basis and at an acceptable cost, our ability to
results of operations.                  recognize additional revenue from these services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

   Adelphia Business Solutions'         In each of the markets served by Adelphia Business Solutions' networks, the
operations are also subject to          competitive local exchange carrier services offered by Adelphia Business Solutions
risk because Adelphia Business          compete principally with the services offered by the incumbent local telephone
Solutions competes principally          exchange carrier company serving that area. Local telephone companies have
with established local telephone        long-standing relationships with their customers, have the potential to subsidize
carriers that have long-standing        competitive services from monopoly service revenues, and benefit from favorable state
utility relationships with their        and federal regulations.  The mergers of Bell Atlantic and NYNEX, SBC and Ameritech,
customers and pricing flexibility       and Bell Atlantic and GTE, which created Verizon Communications, created very large
for local telephone services.           companies whose combined territories cover a substantial portion of Adelphia Business
                                        Solutions' markets. Other combinations have occurred in the industry, such as the mergers between Qwest and US West, and AOL and Time Warner, which may have a material adverse effect on Adelphia Business Solutions' ability to compete and terminate and originate calls over Adelphia Business Solutions' networks.

                                        We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business
                                        Solutions' markets to do the following:

                                        .    lower their rates substantially;

                                        .    engage in aggressive volume and term discount pricing practices for their customers; or

                                        .    charge excessive fees or otherwise impose on Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

     If the regional Bell telephone     The regional Bell telephone operating companies can now obtain regulatory approval to
operating companies obtain              offer long distance services if they comply with the local market opening requirements
regulatory approval to offer long       of the federal Telecommunications Act of 1996. To date, the FCC has authorized Verizon
distance service in competition         to provide long distance services in New York and Massachusetts, and SBC to provide
with Adelphia Business Solutions'       these services in Texas, Kansas, and Oklahoma.  The FCC has rejected several other
significant customers, some of          applications, but we expect that numerous additional requests will be filed by Bell
these major customers could lose        operating companies over the next few years.  Approvals of such requests could result
market share.                           in decreased market share for the major long distance carriers which are among
                                        Adelphia Business Solutions' significant customers. This could have a material adverse effect on Adelphia Business Solutions.

                                        In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks.
                                        This lack of cooperation, or labor strikes or work stoppages similar to the August
                                        2000 Verizon strike, could impair or delay the ability of Adelphia Business Solutions to connect its networks with those of the incumbent local exchange carriers.

     The regional Bell telephone        Some of the regional Bell operating companies have also filed petitions with the FCC
companies continue to seek other        requesting waivers of other obligations under the federal Telecommunications Act of
regulatory approvals that could         1996.  These involve services Adelphia Business Solutions also provides such as high
significantly enhance their             speed data, long distance, and services to ISPs.  If the FCC grants the regional Bell
competitive position against            operating companies' petitions, this could have a material adverse effect on Adelphia
Adelphia Business Solutions.            Business Solutions.

     Potential competitors to           Potential competitors of Adelphia Business Solutions include other competitive local
Adelphia Business Solutions'            exchange carriers, incumbent local telephone companies which are not subject to
telecommunications services             regional Bell operating companies' restrictions on offering long distance service,
include the regional Bell               AT&T, WorldCom, Sprint, Global Crossing and other long distance carriers, cable
telephone companies, AT&T,              television companies, electric utilities, microwave carriers, wireless
WorldCom and Sprint, electric           telecommunications providers, and private networks built by large end users. Both AT&T
utilities and other companies           and WorldCom offer local telephone services in some areas of the country and are
that have advantages over               expanding their networks. AT&T also merged with both Tele-Communications, Inc. and
Adelphia Business Solutions.            MediaOne Group, Inc., thereby becoming the largest operator of cable television systems in the country. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia Business
                                        Solutions' services when entering the market for local exchange services.

                                        Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions.


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We Are Subject To Extensive             The cable television industry and the provision of local telephone exchange services
Regulation                              are subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and
     Our cable television and           administrative or legislative proposals. In particular, FCC regulations limit our
telecommunications businesses are       ability to set and increase rates for our basic cable television service package and
heavily regulated as to rates we        for the provision of cable television-related equipment. The law permits certified
can charge and other matters.           local franchising authorities to order refunds of rates paid in the previous 12-month
This regulation could limit our         period determined to be in excess of the permitted reasonable rates. It is possible
ability to increase rates, cause        that rate reductions or refunds of previously collected fees may be required in the
us to decrease then current rates       future. In addition, the FCC has  recently adopted rules which will require cable
or require us to refund                 operators to carry the digital signals of broadcast television stations.  However, the
previously collected fees.              FCC has tentatively decided that cable operators should not be required to carry both the analog and digital services of broadcast television stations while broadcasters are transitioning from analog to digital transmission.  Carrying both the analog and digital services of broadcast television stations would consume additional cable capacity.  As a result, a requirement to carry both analog and digital services of broadcast television stations could require the removal of popular programming services with materially adverse results for cable operators.

                                        We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                                        Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia
                                        Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                                        On February 26, 1999, the FCC released a Declaratory Ruling and Notice of Proposed
                                        Rulemaking which held that calls to ISPs within a local calling area are "non-local"
                                        because such calls tend to continue beyond state borders, meaning that the reciprocal compensation provisions of the federal Telecommunications Act of 1996 did not apply to calls to ISPs. However, the FCC left open the possibility that state commissions could impose reciprocal compensation obligations on local exchange carriers that send calls to ISPs. Imposition of reciprocal compensation obligations would benefit the local exchange carriers that terminate the calls with the ISP, such as competitive local
                                        Exchange carriers that provide local exchange services to their own ISPs. As ISPs do not make outgoing calls, the compensation for terminating traffic would always flow from the LECs that originate the calls to the LECs that terminate the calls. The
                                        United States Court of Appeals for the District of Columbia Circuit vacated this FCC ruling on March 24, 2000, and remanded the matter to the FCC.  On April 27, 2001, the
                                        FCC decided on remand that calls to ISPs constitute interstate access traffic and thus are not subject to reciprocal compensation.  Rather than immediately eliminate the current system, the FCC established a transitional cost recovery mechanism for the exchange of this traffic.  In addition, the FCC capped the number of minutes for which a CLEC may receive compensation in a given state, at the number of minutes received in the first quarter of 2001 (annualized), plus a 10% growth factor.  It appears likely that this ruling will be appealed.  In the meantime, the FCC's current order and/or subsequent state or court rulings could affect the costs incurred by ISPs and CLECs and the demand for their services.

                                        Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue is being actively litigated. A federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer. On appeal, the U.S. Court of Appeals for the Ninth
                                        Circuit reversed the district

                                        court and ruled that a local franchising authority has no authority to impose an open access requirement on cable television operators. Additionally, federal district courts in
                                        Richmond, Virginia and Miami, Florida have held that a local franchising authority cannot impose an open access requirement. The Virginia case has been appealed to the U.S. Court of
                                        Appeals for the Fourth Circuit. If the FCC or other authorities mandate additional access to
                                        Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

     The federal Telecommunications     The federal Telecommunications Act of 1996 substantially changed federal, state and
Act of 1996 may have a significant      local laws and regulations governing our cable television and telecommunications
impact on our cable television          businesses. This law could materially affect the growth and operation of the cable
and telephone businesses.               television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and
                                        FCC rulemakings on us.

                                        Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets.
                                        Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

Unequal Voting Rights Of                Adelphia has two classes of common stock--Class A which carries one vote per share and
Stockholders                            Class B which carries 10 votes per share. Under Adelphia's Certificate of
                                        Incorporation, the Class A shares elect only one of our nine directors.

Control Of Voting Power By The          While the public owns a majority of the outstanding shares of Adelphia's Class A
Rigas Family                            common stock, the Rigas family owns about 15.1% of those shares as of July 3, 2001, as well as all of the outstanding shares of Class B common stock.  The Rigas family has
     The Rigas family can control       also agreed to purchase (i) approximately 5,819,367 shares of Class B common stock,
stockholder decisions on very           (ii) $167,367,000 of 6% convertible subordinated notes due 2006, which are initially
important matters.                      convertible into approximately 3,000,000 shares of Class B common stock, and (iii)
                                        $400,000,000 of 3.25% convertible subordinated notes due 2021, which are initially convertible into approximately 9,141,000 shares of Class B common stock, pursuant to separate purchase agreements between Adelphia and Highland 2000, L.P., a Rigas family partnership, which when consummated (and assuming full conversion into Class B common stock by only the Rigas family) would result in the Rigas family beneficially owning shares representing approximately 31.6% of the total number of outstanding shares of both classes of Adelphia's common stock and approximately 75.1% of the total voting power of Adelphia's shares. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine Adelphia directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of
                                        Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential Conflicts Of        John J. Rigas and the other executive officers of Adelphia, including other members of
Interest Between Adelphia And The       the Rigas family, own other corporations and partnerships, which are managed by us for
Rigas Family                            a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. These activities could present a conflict of interest with
                                        Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or with which they have affiliations.

 Holding Company Structure And          The Adelphia Parent Company directly owns no significant assets other than stock,
 Potential Impact Of Restrictive        partnership interests and equity and other interests in our subsidiaries and in other
 Covenants In Subsidiary Debt           companies. This creates risks regarding our ability to provide cash to the Adelphia
 Agreements                             Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

  The Adelphia Parent Company           The public indentures and the credit agreements for bank and other financial
 depends on its subsidiaries and        institution loans of our subsidiaries and other companies in which we have invested,
 other companies in which it has        restrict their ability and the ability of the companies they own to make payments to
 investments to fund its cash           the Adelphia Parent Company. These agreements also place other restrictions on the
 needs.                                 borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

 It Is Unlikely You Will Receive A      Adelphia has never declared or paid cash dividends on any of its common stock and has
 Return On Your Shares Through The      no intention of doing so in the foreseeable future. As a result, it is unlikely that
 Payment Of Cash Dividends              you will receive a return on your shares through the payment of cash dividends.

 Future Sales Of Adelphia Common Stock  Sales of a substantial number of shares of Class A common stock or Class B common
 Could Adversely Affect Its Market      stock, including sales by any pledgees of such shares, could adversely affect the
 Price                                  market price of Class A common stock and could impair our ability in the future to raise capital through stock offerings. Under various registration rights agreements or arrangements, the Rigas family has the right, subject to some limitations, to require
                                        Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of approximately 23,200,000 shares, Class B common stock, consisting of 19,235,998 shares and the equivalent number of shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                                        .    for Citizens Cable Company--1,852,302 shares of Class A common stock owned as of
                                        October 1, 1999;

                                        .    for the selling stockholders receiving shares in the Verto Communications, Inc.
                                        acquisition--2,574,379 shares of Class A common stock;

                                        .    for the former owners of FrontierVision--approximately 7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition;

                                        .    for the selling stockholders receiving shares in the Benchmark Media, Inc.
                                        acquisition--2,394,778 shares of Class A common stock;

                                        .    for the selling stockholders receiving shares in the Buenavision Telecommunications,
                                        Inc. acquisition--453,636 shares of Class A common stock ;

                                        .    for an entity controlled by members of the family of John J. Rigas-5,819,367 shares of
                                        Class B (and the underlying Class A) common stock to be purchased by that entity within 270 days from January 23, 2001;

                                        .    for members of the immediate family of John J. Rigas and entities they control and the
                                        Estate of Bill Daniels--11,924,004 shares of Class A common stock (including Class B common stock to be converted into Class A) in connection with the Rigas family's acquisition of cable systems from the Estate of Bill Daniels, comprised of 9,500,000 shares being offered pursuant to this prospectus and 2,424,004 shares being offered by the Estate of Bill Daniels;

                                        .    for an entity controlled by members of the family of John J. Rigas--approximately
                                        3,000,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes to be purchased by that entity within 270 days from January 23, 2001;

                                        .    for an entity controlled by members of the family of John J. Rigas-approximately
                                        9,141,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes  to be purchased by that entity within 270 days from April 25, 2001;

                                        .    in connection with the acquisition of cable television systems from AT&T Corp.
                                        approximately $73,000,000 of shares of Class A common stock to be issued upon the closing of that transaction;

                                        .    in connection with the Century Communications Corp. acquisition approximately
                                        26,000,000 shares of Class A common stock held by Leonard Tow and trusts and foundations established by Mr. Tow; and

                                        .    in connection with the acquisition of the greater Cleveland systems from Cablevision
                                        Systems Corporation, 10,800,000 shares of Class A common stock.

                                        In addition, the Rigas family may pledge their shares in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

 Our Acquisitions And Expansion Could   Because we are experiencing a period of rapid expansion through acquisition, the
 Involve Operational And Other Risks    operating complexity of Adelphia, as well as the responsibilities of management personnel, have increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                                        Our recent and pending acquisitions involve, and our future acquisitions will involve, the acquisition of companies that have previously operated independently. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

 Purchasers Of Our Common Stock Will    Persons purchasing Class A common stock will incur immediate and substantial net
 Incur Immediate Dilution               tangible book value dilution.

 Forward-Looking Statements In This     The statements contained or incorporated by reference in this prospectus that are not
 Prospectus Are Subject To Risks And    historical facts are "forward-looking statements" and can be identified by the use of
 Uncertainties                          forward-looking terminology such as "believes," "expects," "may," "will," "should,"
                                        "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                                        Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of
                                        Operations" in Adelphia's Annual Report on Form 10-K, as amended by Form 10-K/A, and in Adelphia's most recent Quarterly Report on Form 10-Q is forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, our growth and financings, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, dependence on customers and their spending patterns, risks associated with reliance on the performance and financial condition of vendors and customers, product acceptance, our ability to execute on our business plans and to construct, expand and upgrade our cable systems, fiber optic networks and related facilities, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                   DILUTION

     The net tangible book value of Adelphia's common stock as of March 31, 2001 was a deficit of approximately $10,309,584,000 or a negative $59.70 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity, less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which will exceed the purchase price per share, due to our having a net tangible book value deficit.

                                USE OF PROCEEDS

     All net proceeds from the sale of the shares will go to the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

                             SELLING STOCKHOLDERS

     The selling stockholders are members of the family of John J. Rigas and entities controlled by the Rigas family. The offered shares consist of an aggregate of 9,500,000 shares of Class A common stock. All of the offered shares are owned by the Rigas family and are being registered in connection with a Rigas family entity's purchase of two cable television systems from the Estate of Bill Daniels. The net proceeds from sales of these shares will belong to the Rigas Family and may be used by them to refinance the cash portion of the purchase price paid to acquire these cable television systems.

     In addition, one or more of the selling stockholders may donate, pledge or transfer as gifts some or all of their shares, or may pledge or transfer its or their shares for no value to other beneficial owners, including shareholders, partners, members or beneficiaries of the listed selling stockholders. This prospectus may also be used for resales by these pledgees, donees, beneficiaries or transferees of the selling stockholders listed below and we will identify any of those pledgees, donees, beneficiaries or transferees, if required, in a supplement to the original prospectus.

     As set forth in detail in our Proxy Statement under the caption "Principal Stockholders," which is incorporated by reference into this prospectus in the section of this prospectus captioned "Where You Can Find More Information", the Rigas family and related entities own, in addition to Class A common stock, shares of the multiple vote Class B common stock which can be converted into Class A common stock. The numbers and percentages in the table below present their direct and indirect ownership of Class A common stock by assuming that all of their shares of multiple vote Class B common stock had been converted into Class A common stock, even though the Rigas family has informed the Company that they intend to continue to control shares representing more than fifty percent of the voting power of the common stock. The following table lists as of July 3, 2001, and after giving effect to the assumed conversion of all shares of Class B common stock into shares of Class A common stock, the shares of Adelphia's Class A common stock that each of the selling stockholders would own, the number of shares of Class A common stock each of them may offer pursuant to this prospectus and the number of shares of Class A common stock each of them would own after the offering assuming they sell all of the offered shares. Because various family members and related entities share beneficial ownership of a number of shares of common stock including all of the shares to be offered by this prospectus, the ownership set forth in the following table for each family member includes shares also shown as owned by other family members and related entities and each family member is shown as offering the entire 9,500,000 shares being offered by this prospectus. The numbers presented under "Shares of Class A Common Stock Beneficially Owned," "Percent of Class A Common Stock Beneficially Owned," "Shares of Class A Common Stock Beneficially Owned After Offering," and "Percent of Class A Common Stock Beneficially Owned After Offering" in the table below also assume that all of the shares being offered under this prospectus are sold to persons who are not affiliates of the Rigas family and related entities, and that the Rigas family and related entities acquire no additional shares of common stock before the completion of this offering.

                                                                      Shares of          Shares of        Percent of
                                       Shares of     Percent of        Class A            Class A           Class A
                                        Class A        Class A      Common Stock       Common Stock      Common Stock
                                      Common Stock  Common Stock    Beneficially       Beneficially      Beneficially
                                      Beneficially  Beneficially     Owned to be        Owned After       Owned After
Name                                     Owned          Owned          Offered           Offering          Offering
----                                  ------------  -------------  ---------------    ---------------    -------------
Highland Preferred
    Communications, L.L.C.(a).......     9,433,962           6.1%     2,285,963               7,147,999           4.6%
Highland Communications,
    L.L.C.(a).......................     7,632,264           5.0%     2,000,000               5,632,264           3.7%
Highland Holdings II................     3,000,000           1.9%       537,163               2,462,837           1.6%
Highland Holdings (a)...............    17,704,104          11.5%     4,462,837(c)           13,241,267           8.6%
Highland 2000, L.P..................     8,401,522           5.2%     4,500,000               3,901,522           2.4%
John J. Rigas(b)....................    37,492,613          22.3%     9,500,000(c)           27,992,613          16.6%
Michael J. Rigas(b).................    33,435,897          20.4%     9,500,000(c)           23,935,897          14.6%
Timothy J. Rigas(b).................    33,435,897          20.4%     9,500,000(c)           23,935,897          14.6%
James P. Rigas(b)...................    32,671,361          20.0%     9,500,000(c)           23,171,361          14.2%
Ellen Rigas Venetis(b)..............    29,384,938          18.1%     9,500,000(c)           19,884,938          12.2%


(a) Highland Holdings ("Highland") shares include shares held by Highland's wholly owned subsidiaries, Highland Communications, L.L.C. and Highland Preferred Communications, L.L.C. The amount shown for Highland Communications, L.L.C. includes 7,582,264 shares of Class A common stock held directly by it and 50,000 shares of Class A common stock held by Bucktail Broadcasting Corporation, another subsidiary of Highland.

(b) John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen Rigas Venetis are general partners of each of Highland and Highland Holdings II (Highland II"). The five named individual Rigas family members are also limited partners in Highland 2000, L.P. ("Highland 2000"). Amounts shown as beneficially owned before and after the offering by each of the individual Rigas family members includes shares of common stock held directly by Highland and its subsidiaries, by Highland II and by Highland 2000. The amounts shown for the individual family members and for Highland 2000 do not include any of the 17,976,879 shares of Class A common stock that are issuable upon conversion of Class B common stock subject to the following purchase agreements: (i) 5,819,367 shares of Class B common stock that Highland 2000, L.P. has agreed to purchase from Adelphia on or before October 20, 2001, pursuant to a pending purchase agreement and (ii) any of the 3,016,327 shares and 9,141,185 shares of Class B common stock, respectively, which could be issued upon conversion of convertible subordinated notes that Highland 2000, L.P. has agreed to purchase from Adelphia on or before October 20, 2001 and January 20, 2002, pursuant to pending agreements. The amounts shown for the individual family members also do not include 263,159, 578,947, 578,947 and 578,947 shares of Class A common stock issuable under stock options for John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, respectively.

(c) The total amount of shares being offered in this prospectus by the Rigas family and related entities is 9,500,000 shares. Amounts shown for Highland as being offered are comprised of 176,874 shares directly held by Highland and 4,285,963 shares shown as being offered by its wholly owned subsidiaries, Highland Communications, L.L.C. and Highland Preferred Communications, L.L.C. Amounts shown for each of the individual members of the Rigas family as being offered in this prospectus are comprised of the 176,874 shares directly held by Highland, the 2,000,000 shares directly held by Highland Communications, L.L.C., the 2,285,963 shares directly held by Highland Preferred Communications, L.L.C., the 537,163 shares directly held by Highland II and the 4,500,000 shares directly held by Highland 2000.

John J. Rigas has been Chief Executive Officer and Chairman of the Board of Directors of Adelphia for more than the past three years. Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom is a son of John J. Rigas, has been an executive officer and director of Adelphia for more than the past three years. Ellen Rigas Venetis is the daughter of John J. Rigas and her husband is also a director of Adelphia. For information regarding transactions and relationships between the Rigas family and related entities and Adelphia, see "Certain Transactions" in Adelphia's proxy statement and "Item 13. Certain Relationships and Related Transactions" in Adelphia's Form 10K/A, which documents are incorporated by reference into this prospectus in the section captioned "Where You Can Find More Information" of this prospectus.

                              PLAN OF DISTRIBUTION

     The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

     (e)  privately negotiated transactions;

     (f)  short sales;

     (g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

     (h) through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

     (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

     (j)  any combination of any of these methods of sale.


The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

     Shares may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more ``remarketing firms,'' acting as principals for their own accounts or as agents for Adelphia or the selling stockholder. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia or the selling stockholder and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the shares remarketed by them.

     Adelphia has indemnified the selling stockholders against some liabilities, including liabilities under the Securities Act, and otherwise agreed to contribute with respect to payments which the selling stockholder may be required to make in respect thereof. We have also agreed to pay all expenses of the selling stockholders in connection with this offering, but not including expenses of counsel or other advisors to the selling stockholders. Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with Adelphia to indemnification by Adelphia or the selling stockholders against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We will not receive any proceeds from sales of any securities by the selling stockholders.

     We can not assure you that any or all of the shares offered in this prospectus will be sold.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Adelphia and its subsidiaries in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

     This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

     We are incorporating by reference the following documents that we have filed with the SEC:

       . our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A;

       .  our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001;

       . our Current Reports on Form 8-K for the events dated June 7, 2001, April 25, 2001, April 20, 2001, February 14, 2001, February 2, 2001,
          January 23, 2001, January 18, 2001, January 8, 2001, January 3, 2001
          and January 1, 2001, and exhibits 99.01 and 99.02 to our Current Report on Form 8-K for the event dated September 9, 1999 (as amended by our Form 8-K/A filed on January 2, 2001);

       . our definitive proxy statement dated July 5, 2001 with respect to the Annual Meeting of Stockholders to be held on August 7, 2001; and

       . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description, including the Form 8-K filed for the events dated June 7, 2001.

     We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

     You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

     You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. The selling stockholders are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999 (as amended on January 2, 2001), in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      Adelphia Communications Corporation


                   9,500,000 Shares of Class A Common Stock




                                  ----------
                                  PROSPECTUS
                                  ----------


     We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of Class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of _______ ___, 2001.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following is an estimate of the expenses which will be incurred by Adelphia in connection with the issuance and distribution of the securities being registered.

      SEC filing fee.........................................................................  $ 96,235
      Legal fees and expenses................................................................  $ 10,000
      Accounting fees and expenses...........................................................  $ 10,000
      Miscellaneous expenses.................................................................  $  8,765
                                                                                               --------
            Total............................................................................  $125,000
                                                                                               ========


Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia, as amended, provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

     Adelphia's Certificate of Incorporation, as amended, also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

     Adelphia maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

Item 16.  Exhibits and Financial Statement Schedules

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
--------
  No.                   Reference
--------                ---------
 4.01     Certificate of Incorporation of Adelphia            Incorporated herein by reference is Exhibit 3.01 to
          Communications Corporation, as amended              Registrant's Quarterly Report on Form 10-Q for the
                                                              quarter ended September 30, 1999 (File No. 0-16104).

 4.02     Bylaws of Adelphia Communications Corporation, as   Incorporated herein by reference is Exhibit 3.02 to
          amended                                             Registrant's Quarterly Report on Form 10-Q for the
                                                              quarter ended September 30, 1999 (File No. 0-16104).

 5.01     Opinion of Buchanan Ingersoll Professional          Filed herewith.
          Corporation

23.01     Consent of Deloitte & Touche LLP with respect to    Filed herewith.
          financial statements of Adelphia Communications
          Corporation

23.02     Consent of Deloitte & Touche LLP with respect       Filed herewith.
          to financial statements of Century Communications
          Corp.

23.03     Consent of KPMG LLP with respect to financial       Filed herewith.
          statements of FrontierVision Partners, L.P..

23.04     Consent of Buchanan Ingersoll Professional          Filed herewith.
          Corporation (included in its opinion on Exhibit
          5.01)

24.01     Power of Attorney (included on the signature page   Filed herewith.
          of the registration statement)


Item 17.  Undertakings

(a)  Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Request for Acceleration of Effective Date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 12th day of July, 2001.


                                 Adelphia Communications Corporation



                                 By /s/ Timothy J. Rigas
                                    -------------------------------------------
                                    Timothy J. Rigas, Executive Vice President,
                                    Chief Financial Officer, Chief Accounting
                                    Officer, Treasurer and Director


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this registration statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signatures                                    Title                                  Date
               ----------                                    -----                                  ----

           /s/ John J. Rigas               Chairman, President and                             July 12, 2001
-----------------------------------          Chief Executive Officer
               John J. Rigas

       /s/ Michael J. Rigas                Executive Vice President,                           July 12, 2001
-----------------------------------          Secretary and Director
           Michael J. Rigas

        /s/ Timothy J. Rigas               Executive Vice President,                           July 12, 2001
-----------------------------------          Chief Financial Officer,
            Timothy J. Rigas                 Chief Accounting Officer,
                                             Treasurer and Director


         /s/ James P. Rigas                 Executive Vice President and               July 12, 2001
-----------------------------------            Director
             James P. Rigas

        /s/ Peter L. Venetis                Director                                   July 12, 2001
-----------------------------------
            Peter L. Venetis

-----------------------------------         Director                                   July ___, 2001
          Erland E. Kailbourne

-----------------------------------         Director                                   July ___, 2001
            Pete J. Metros

-----------------------------------         Director                                   July ___, 2001
            Dennis P. Coyle

-----------------------------------         Director                                   July ___, 2001
           Leslie J. Gelber

                                 EXHIBIT INDEX

Exhibit
--------
  No.                   Reference
--------                ---------
4.01      Certificate of Incorporation of Adelphia            Incorporated herein by reference is Exhibit 3.01 to
          Communications Corporation, as amended              Registrant's Quarterly Report on Form 10-Q for the
                                                              quarter ended September 30, 1999 (File No. 0-16104).

4.02      Bylaws of Adelphia Communications Corporation, as   Incorporated herein by reference is Exhibit 3.02 to
          amended                                             Registrant's Quarterly Report on Form 10-Q for the
                                                              quarter ended September 30, 1999 (File No. 0-16104).

5.01      Opinion of Buchanan Ingersoll Professional          Filed herewith.
          Corporation

23.01     Consent of Deloitte & Touche LLP with respect to    Filed herewith.
          financial statements of Adelphia Communications
          Corporation

23.02     Consent of Deloitte & Touche LLP with respect       Filed herewith.
          to financial statements of Century Communications
          Corp.

23.03     Consent of KPMG LLP with respect to financial       Filed herewith.
          statements of FrontierVision Partners, L.P..

23.04     Consent of Buchanan Ingersoll Professional          Filed herewith.
          Corporation (included in its opinion on Exhibit
          5.01)

24.01     Power of Attorney (included on the signature page   Filed herewith.
          of the registration statement)